Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Incentive Plan, as amended, and the 2014 Equity Incentive Plan of Cara Therapeutics, Inc. of our report dated October 4, 2013 (except for Note 19, as to which the date is January 16, 2014), with respect to the financial statements of Cara Therapeutics, Inc. included in its Registration Statement (Form S-1, No. 333-192230) and related Prospectus, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, MA

February 11, 2014